Exhibit 10.55
THIRD AMENDMENT TO
CHICO’S FAS, INC.
DEFERRED COMPENSATION PLAN

    Pursuant to the authority granted under Sections 10.2 and 10.3 of the Chico’s FAS, Inc. Deferred Compensation Plan (as amended and restated on January 1, 2019) (the “Plan”), the Plan is hereby amended as set forth below to freeze eligibility and participation in the Plan, irrevocably terminate and liquidate the deferral portion of the Plan and change the method of crediting earnings.

1.Section 2.21 of the Plan is amended in its entirety, effective December 31, 2021, to read as follows:

2.21    Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (a) the amount of each component of Base Pay or Bonus Pay that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (b) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts under each component of Base Pay or Bonus Pay and may establish a minimum or maximum deferral amount for each such component. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4. Notwithstanding any other provision in the Plan, no new Compensation Deferral Agreement shall become effective for Base Pay or Bonus Pay earned on or after January 1, 2022.

2.Section 2.35 of the Plan is amended in its entirety, effective December 31, 2021, to read as follows:

2.35    Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Base Pay or Bonus Pay under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan. Notwithstanding any other provision in the Plan, no Eligible Employee or other individual who is not already a Participant shall become a Participant on or after January 1, 2022.

3.Section 3.2 of the Plan is amended in its entirety, effective December 31, 2021, to read as follows:

3.2    Duration. A Participant shall be eligible to defer Base Pay or Bonus Pay and receive allocations of Matching Contributions (if any) and Company Contributions (if any), subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee, provided that, notwithstanding any other provision in the Plan, no Participant will be permitted to defer Base Pay or Bonus Pay under the Plan with respect to Base Pay earned on or after January 1, 2022, or receive Matching Contributions with respect to Base Pay Deferrals related to Compensation earned for all payroll beginning on or after April 5, 2020 or Company Contributions on or after January 1, 2022, except as otherwise provided in Section 4.1(d). Notwithstanding the above, Earnings shall continue to be credited on and after January 1, 2022, in accordance with Section 8.10. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Base Pay or Bonus Pay under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0).

An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

4.Section 4.1 of the Plan is amended to add a new Section 4.1(d), effective December 31, 2021, to read as follows:

(d)    Notwithstanding any other provision in the Plan, no Participant will be permitted to defer Base Pay under the Plan with respect to Base Pay earned on or after January 1, 2022. Additionally, Base Pay for the last payroll period of 2021 (that covers Base Pay for December 31, 2021) that is paid in 2022 shall not be eligible for deferral under the Plan. Notwithstanding any other provisions in the Plan, no Participant will be permitted to defer Bonus Pay under the Plan with respect to Bonus Pay earned on or after January 1, 2022, except that Bonus Pay for which an election to defer has been made pursuant to a valid Compensation Deferral Agreement entered into prior to December 31, 2020 for the 2021 fiscal year of the Company shall be deferred pursuant to the terms of such Compensation Deferral Agreement.

5.Section 4.3(i) of the Plan is amended in its entirety, effective December 31, 2021, to read as follows:

(i)    “Evergreen” Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period in accordance with rules and procedures established by the Committee. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Base Pay or Bonus Pay on the date such election becomes irrevocable under this Section 4.3. In the event an evergreen election provides for Deferrals to a Specified Date Account and applying the evergreen election would not meet any applicable minimum deferral period, the evergreen Compensation Deferral Agreement shall be deemed revised prior to the date it becomes irrevocable to provide that the Deferrals shall be allocated to the Retirement/Termination Account and shall be subject to the time and form of payment provisions applicable to the Retirement/Termination Account, including any applicable default provisions. The Committee shall notify the Participant of the revised evergreen election. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Base Pay or Bonus Pay for which such election remains revocable under this Section 4.3. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.7 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan. Notwithstanding any other provision in the Plan, no evergreen Compensation Deferral Agreement will be permitted or given effect with respect to Base Pay or Bonus Pay earned on or after January 1, 2022.

6.A new Section 10.5 is added to the Plan, effective December 31, 2021, to read as follows:

10.5    Termination of Deferral Portion of the Plan. Pursuant to Section 10.3, the portion of Plan attributable to each Participant’s Deferrals (and related Earnings) (each a “Deferral Account”) is hereby irrevocably terminated, effective as of December 31, 2021 (the “Termination Date”), subject to the provisions of Sections 4.1(d) and 8.10. Each Participant’s Deferrals Account shall be liquidated and paid to such Participant or the Participant’s Beneficiaries in the form of a single lump sum payment as soon as practicable after January 1, 2023, but in all events before November 17, 2023 (the date of payment to be determined by the Committee or its delegee, the “Plan Termination Payment Date”); provided that benefits that would be payable under the Plan prior to the Plan Termination Payment Date if no action had been taken to terminate the Plan shall continue to be paid in accordance with Article VI. The benefit to be paid to each Participant shall be determined in accordance with the Plan. Notwithstanding any other provision, all benefits under the Plan shall be paid only in a manner that complies with the requirements of Code Section 409A. For the avoidance of doubt, any accrued and unpaid Company Contributions and Matching Contributions shall remain in the Participant’s Account and be payable in accordance with the Plan (other than this Section 10.5) following the Termination Date.

7.All other provisions of the Plan shall remain in effect.

    IN WITNESS WHEREOF, this Third Amendment to the Plan is hereby adopted on this 17th day of November, 2021.

CHICO’S FAS, INC.

By: /s/ Kristin Gwinner
Kristin Gwinner

Title: Chief Human Resources Officer